Exhibit 99.1

AFFINITY GOLD CORP.
13570 Grove Drive #310
Maple Grove, MN 55311

Symbol: AFYG - Pinksheets

August 16th, 2013

NEWS RELEASE

AFFINITY GOLD CORP. ENTERS INTO LETTER OF INTENT WITH COLOMBIA CREST GOLD CORP. TO COOPERATIVELY DEVELOP ITS GOLD-SILVER PROJECT

Maple Grove, Minnesota - August 16th, 2013 - Affinity Gold Corp. (AFYG.pk) ("Affinity" or "the Company") is pleased to announce it has entered into a Letter of Intent with Colombia Crest Gold Corp. ("Colombia Crest") (TSX-V: CLB; Pink Sheets: ECRTF; Frankfurt: EAT) giving Colombia Crest the right to earn a to earn a 30% interest in Affinity's Peruvian gold-silver project, Machacala, in exchange for an investment of one million five hundred thousand dollars (US$1,500,000).

"This marks an important step for Affinity's future representing far more than just funding for our Machacala project. This marks the beginning of a strategic relationship with a tremendously reputable and experienced management and technical team relevant to Affinity's future plans and success. Furthermore, this validates Affinity's vision set out more than two years ago to become a precious metals producer challenging the status quo by focusing only on near-term production opportunities," stated President and CEO, Corey Sandberg.

According to the terms of the Letter of Intent, Colombia Crest has the option to earn an undivided thirty percent (30%) legal and beneficial interest in and to Machacala Project in exchange for a total capital investment of one million five hundred thousand dollars ($1,500,000) over the course of twelve (12) months following the signing of the Definitive Agreement. The terms and schedule of the capital investment are as follows, subject to modification with mutual consent of the parties:

    $10,000 upon execution of this Letter of Intent;

    $40,000 cash payment, 250,000 common shares and 250,000 warrants of the Company, both priced in accordance with TSX Guidelines upon execution of a Definitive Agreement, which will be not more than 120 days after executing this Letter of Intent;

    $250,000 within six (6) months from execution of Definitive Agreement for which proceeds are to be used towards development and production expenditures on the mine tailings;

    $1,200,000 additional over the 12 months following the execution of the Definitive Agreement for which proceeds are to be used towards accelerating production.

After the US$1.5 million expenditure, Colombia Crest will have earned a 30% interest in Machacala Project and a Joint Venture arrangement will be formed between Colombia Crest, Affinity Gold Corp and Corizona Mining Partners, LLC.

    Colombia Crest will receive 75% of net proceeds from the production at Machacala until full $1.5 million of investment capital is recovered.

    Upon Colombia Crest recovering its full $1.5 million capital invested the net revenue percentages will revert to: 30% to Colombia Crest, 30% to Affinity and 40% Corizona Mining Partners, LLC.

    All future capital costs will be divided 30% Colombia Crest, 30% Affinity Gold Corp and the balance 40% Corizona Mining Partners, LLC.

About Project Machacala:

The project is a low-sulphidation epithermal gold-silver-copper deposit located in the District of Carabamba, province of Julcan, La Libertad region to the North of Peru, at an elevation of 3,300 masl. The property is approximately 110 miles southeast of the city of Trujillo, capital of the region, and 574 Km of Lima, capital of Peru.

  Project was most recently explored by Gold Hawk Resources and Meridian Gold between 1997 and 2004 with a total of 8,500m in 45 core and RC drill holes completed.

  Mine has multiple low sulphidation epithermal Au-Ag veins on property of which thirteen (13) have been identified and four (4) have been only modestly exploited where average grades are estimated to be 5 g/T Au and 155 g/T Ag.

  In 2004, Gold Hawk Resources, Inc. estimated a total inferred resource of over 1,560,000 tons with a gold equivalent of 420,000 ounces for the overall project. (Gold Hawk, 2004)

  210,000 metric tons of tailings with grades estimated at 1.34 g/T Au and 56.36g/T Ag (Gold Hawk, 1997)

  Metallurgical studies show 85%+ Au, 50%+ Ag recoveries in 24 hrs. leaching of un-milled tailings. Re-milling (-400 mesh) shows ability to increase recoveries to 90% Au, 73% Ag in 24 hrs. leaching (Corizona, 2012)

About Colombia Crest Gold Corp.

Colombia Crest Gold Corp. is focused on systematically exploring, developing and monetizing promising new gold projects in the Americas. The Company is currently carrying on exploration programs at the Fredonia and Venecia projects where it has optioned over 15,000 hectares located approximately 40 km south of the city of Medellín, in Antioquia Province. The properties are positioned within the Middle Cauca Belt, the most prolific gold belt in Colombia with more than 500 years of gold mining history and several new gold discoveries.

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition and development of near-term precious mineral production properties within Peru. Affinity Gold Corp.'s primary focus is on developing assets that have demonstrated historical production, contain documented and reliable data and can reasonably begin producing within 12-18 months at a cost of less than $900 per gold equivalent ounce.

www.affinitygold.com

For more information, please contact:
Corey J. Sandberg
President & CEO
Office: 763-424-4754
E-mail: csandberg@affinitygold.com

For further information please refer to the Company's filings with the SEC on EDGAR available at www.sec.gov

FORWARD-LOOKING STATEMENTS
This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.